Deloitte &
    Touche
                  Certified Public Accountants Suite 2500
                                               100 Southeast Second Street
                                               Miami, Florida 33131-2135
                                               Telephone: (305) 358-4141
                                               Facsimile: (305) 358-1451

April 15, 1994

Lennar Corporation
Seven Hundred N.W. 107th Avenue
Miami, Florida 33172

Dear Sirs:

At your request, we have read the description included in your quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended February 28, 1994, of the facts relating to the change from the disaggregated undiscounted method of valuing purchased mortgage servicing rights to the disaggregated discounted method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principal that is preferable under the circumstances.

We have not audited any consolidated financial statements of Lennar Corporation and its consolidated subsidiaries as of any date or for any period. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the consolidated financial position, results of operations, or cash flows of Lennar Corporation and its consolidated subsidiaries as of any date or for any period.

Yours truly,

/s/ DELOITTE & TOUCHE
    Deloitte & Touche